CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ohio Legacy Corp of our report dated March 31, 2010 relating to the consolidated financial statements in the Annual Report on Form 10-K of Ohio Legacy Corp for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio
June 4, 2010